Exhibit 99.1
United Fire Group, Inc. Reports Second Quarter 2014 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (NASDAQ OMX: UFCS), August 5, 2014 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Three Months Ended June 30, 2014		Six Months Ended June 30, 2014
Operating income(1) per diluted share(2)	$0.35	Operating income(1) per diluted share(2)	$0.82
Net income per diluted share(2)	$0.42	Net income per diluted share(2)	$0.94
Net realized investment gains per share(2)	$0.07	Net realized investment gains per share(2)	$0.12
Catastrophe losses(3) per share(2)	$0.53	Catastrophe losses(3) per share(2)	$0.61
GAAP combined ratio	101.7%	Combined ratio	100.7%
		Book value per share	$32.74
		Return on equity(4)	6.0%

United Fire Group, Inc. (the “Company”) (NASDAQ OMX: UFCS) today reported consolidated operating income(1) of $0.35 per diluted share for the three-month period ended June 30, 2014 (the "second quarter") and $0.82 per diluted share for the six-month period ended June 30, 2014 ("year-to-date"), compared to operating income of $0.50 and $1.34 per diluted share, respectively, for the same periods in 2013.

The Company reported consolidated net income, including net realized investment gains and losses, of $10.7 million ($0.42 per diluted share) for the second quarter and $24.0 million ($0.94 per diluted share) year-to-date, compared to net income of $15.5 million ($0.61 per diluted share) and $37.9 million ($1.49 per diluted share), respectively, for the same periods in 2013.

"Storms, Storms, and More Storms"

"Storms, storms, and more storms is the story this quarter," stated Randy Ramlo, President and Chief Executive Officer. "We were affected by no less than 11 catastrophe-designated convective storms in the quarter. Wind, hail and to a lesser extent, tornadoes dominated. In most instances, no one storm system had a material impact on our operations; however, the sheer number of storms was significant. We expect to process approximately 1,800 claims associated with second quarter catastrophe losses alone, primarily from our commercial property, personal auto and homeowners lines of business."
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(1) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measure and ratios derived from this measure because we believe it better represents the normal, ongoing performance of our business. See Supplemental Tables - Financial Highlights for a reconciliation of operating income to net income.
(2) Per share amounts are after tax.
(3) Catastrophe losses is a commonly used non-GAAP financial measure that uses the designations of the Insurance Services Office (ISO) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date equity.
The Company recognized consolidated net realized investment gains of $2.7 million during the second quarter and $4.9 million year-to-date, compared to consolidated net realized investment gains of $4.2 million and $6.1 million, respectively, for the same periods in 2013.

Consolidated net investment income was $27.6 million for the second quarter, a decrease of 4.9 percent, as compared to net investment income of $29.0 million for the same period in 2013. Year-to-date, consolidated net investment income was $54.4 million, a decrease of 2.0 percent, as compared to net investment income of $55.5 million for the same period in 2013 due to the decrease in the reinvestment interest rates from the continued low interest rate environment.

Consolidated net unrealized investment gains, net of tax, totaled $147.9 million as of June 30, 2014, an increase of $31.3 million or 26.8 percent from December 31, 2013. The increase in net unrealized investment gains resulted from an increase in the fair value of the fixed maturity investment portfolio as a result of interest rate declines during the first half of 2014, and, to a lesser extent, an increase in the fair value of our equity investment portfolio due to overall equity market improvement.

Total consolidated assets as of June 30, 2014 were $3.9 billion, which included $3.1 billion of invested assets. The Company's book value per share was $32.74, which is an increase of $1.87 per share or 6.1 percent from December 31, 2013 and is primarily attributed to net income of $24.0 million and an increase in net unrealized investment gains of $31.3 million, net of tax, during the first half of 2014 offset by stockholder dividends of $9.6 million.

The annualized return on equity was 6.0 percent as of June 30, 2014.

P&C Segment

Net income for the property and casualty insurance segment, including net realized investment gains and losses, totaled $9.5 million ($0.37 per diluted share) for the second quarter and $21.4 million ($0.83 per diluted share) year-to-date, compared to net income of $13.2 million ($0.52 per diluted share) and $33.9 million ($1.33 per diluted share), respectively, in the same periods in 2013.

Net premiums earned increased 10.1 percent to $187.8 million in the second quarter, compared to $170.5 million in the same period in 2013. Year-to-date, net premiums earned increased 10.2 percent to $367.3 million, compared to $333.2 million in 2013.

"Some renewals are slightly more competitive, but still getting rate increases."

"We are beginning to see slight signs of competitive market conditions on some renewals," stated Ramlo, "although we continue to request and receive rate increases, especially in geographic areas heavily affected by U.S. storms and within our workers' compensation line of business. Commercial lines renewal pricing increased during the quarter with average percentage increases in the low- to mid-single digits on most small and mid-market accounts, but remained flat or tolerated small percentage increases for larger profitable accounts. Personal auto lines renewal pricing increases during the quarter decelerated slightly with average percentage increases in the mid-single digits, while homeowners pricing experienced average percentage increases in the high-single digits. We remain optimistic about our ability to get rate increases for the next quarter or two, but at moderated levels compared to previous quarters. Competitive market conditions persisted on new business during the quarter."

"Premiums written from new business remained strong, although down somewhat from the last quarter and down slightly from the same quarter a year ago," continued Ramlo. "Our success ratio on quoted accounts increased slightly and remains strong as new business pricing held steady."

Catastrophe losses totaled $20.6 million ($0.53 per share after tax) for the second quarter, compared to $14.2 million ($0.36 per share after tax) for the same period in 2013. Year-to-date, catastrophe losses totaled $23.9 million ($0.61 per share after tax), compared to $18.7 million ($0.48 per share after tax) in 2013.

"Catastrophe losses added 11.0 percentage points to the combined ratio and reduced operating earnings by $0.53 per share."

"Second quarters historically have a catastrophe load of approximately 8.0 percentage points due to the potential for large convective spring storms in those states where we conduct much of our business," stated Ramlo. "However, second quarter 2014 catastrophe losses added 11.0 percentage points to the combined ratio and reduced operating earnings for the quarter by $0.53 per diluted share. At 6.5 percentage points, our year-to-date catastrophe impact is only slightly above our expected catastrophe load of 6.0 percentage points, due in part to more favorable weather conditions during the first quarter."

The property and casualty insurance segment experienced $11.3 million of favorable development in our net reserves for prior accident years during the second quarter, compared to $16.4 million of favorable reserve development in the same period in 2013. Year-to-date, the segment experienced $25.8 million of favorable reserve development, compared to $40.5 million in 2013. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms, and are subject to reallocation between accident years and lines of business. During the second quarter, the decrease in favorable reserve development is attributable to the timing of paid claims; however, year-to-date the decline in favorable reserve development also reflects adverse development of large claims from prior accident years, primarily relevant to 2013 large losses that further developed in the first quarter of 2014. At June 30, 2014, our total reserves remained relatively flat and within our actuarial estimates.

The GAAP combined ratio increased 2.2 percentage points to 101.7 percent for the second quarter, compared to 99.5 percent for the same period of 2013. Year-to-date, the GAAP combined ratio increased 5.7 percentage points to 100.7 percent, compared to 95.0 percent for the same period in 2013.

Expense Levels

The expense ratio for the second quarter was 29.6 percentage points, compared to 31.8 percentage points for the second quarter of 2013. Year-to-date, the expense ratio was 31.5 percentage points compared to 32.7 percentage points in 2013.

"Second quarter underwriting expenses benefited from additional acquisition expenses being deferred due to improved loss experience and continued premium growth," stated Ramlo. "However, in 2014, the expense ratio will continue to be adversely impacted by a dual rent obligation associated with the relocation of our Galveston, Texas branch facility and an increase in premium taxes and assessments due to premium growth in specific lines of business. Therefore, our current expectation is a gradual return to a more favorable expense ratio consistent with our history as we continue to reap the benefit of economies of scale and the ultimate completion of the Mercer Insurance transaction. As a result, our year-to-date 31.5 percentage point underwriting expense ratio remains higher than our long-term expectations."

Life Segment

Net income for the life insurance segment totaled $1.1 million ($0.05 per share) for the second quarter, compared to $2.3 million ($0.09 per share) for the second quarter of 2013. Year-to-date, net income for the life insurance segment totaled $2.7 million, as compared to $4.0 million for the same period in 2013. The decline in net income for the segment is due to a decrease in net investment income and net premiums earned and an increase in losses and loss settlement expenses. The segment also experienced a decrease in interest on policyholders' accounts, which is due to a decline in the amount of expense associated with the payment of interest to policyholders on annuity accounts, and to a lesser extent universal life policies.

Net premiums earned decreased 11.6 percent to $14.0 million for the second quarter, compared to $15.8 million for the second quarter of 2013. Year-to-date, net premiums earned decreased 7.1 percent to $27.8 million, compared to $30.0 million in the same period of 2013. The decrease in net premiums earned was primarily due to prudent rate increases that negatively impacted the sales of single premium whole life policies.

Net investment income decreased 5.8 percent to $15.8 million for the second quarter, compared to $16.7 million for the second quarter of 2013. Year-to-date, net investment income decreased 4.1 percent to $31.4 million, compared to $32.7 million in the same period of 2013. The decrease is due to a continuation of the low interest rate environment.

Losses and loss settlement expenses increased $2.3 million for the second quarter and $3.5 million year-to-date due to an increase in death benefits paid. Fluctuations in the timing of death benefits occur from quarter-to-quarter and year-to-year. This increase in death benefits does not appear to be a trend but we will continue to monitor the situation.

The increase in liability for future policy benefits improved in the second quarter, compared to the same period in 2013 due to net withdrawals of annuity products and the decline in sales of our single premium whole life product.

Deferred annuity deposits increased 154.8 percent for the second quarter and 178.8 percent year-to-date, compared with the same periods in 2013. Guaranteed interest rates have periodically increased over the course of the last year resulting in more favorable retention of maturing deferred annuity deposits as opposed to lapse of policies due to maturity, as well as increased deposits due to additional annuity sales.

Net cash outflow related to our annuity business was $15.7 million for the second quarter and $26.8 million year-to-date compared to a net cash outflow of $20.2 million and $46.1 million in the same periods in 2013. We attribute this to the activity previously described.

Capital Management

During the second quarter, we declared and paid a $0.20 per share cash dividend to stockholders of record on June 2, 2014. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase United Fire common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. We are authorized by the Board of Directors to purchase an additional 868,601 shares of common stock under our share repurchase program, which expires in August 2014. During the second quarter, 201,516 shares were repurchased under the program at a total cost of $5.6 million and an average share price of $27.63.

Earnings Call Access Information

An earnings call will be held at 9:00 am Central Daylight Time on August 5, 2014 to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company's 2014 second quarter results and its expectations for 2014.

Teleconference: Dial-in information for the call is toll-free 1-877-407-8291. The event will be archived and available for digital replay through August 19, 2014. The replay access information is toll-free 1-877-660-6853; conference ID no. 13585490.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at http://ir.unitedfiregroup.com/events.cfm. The archived audio webcast will be available until August 19, 2014.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated an "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,000 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com or contact:

Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intends(s),” “plan(s),” “believe(s)” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” "remain optimistic," “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item IA “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission ("SEC") on March 5, 2014. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Tables

Financial Highlights
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Per Share Data and Ratios)	2014	2013	Change %	2014	2013	Change %
Revenue Highlights
Net premiums earned	$201,827	$186,367	8.3%	$395,168	$363,184	8.8%
Net investment income	27,603	29,019	(4.9)%	54,365	55,483	(2.0)%
Total revenues	232,673	219,719	5.9%	455,577	425,024	7.2%
Income Statement Data
Operating income	8,925	12,798	(30.3)%	20,830	33,950	(38.6)%
After-tax net realized investment gains	1,760	2,698	(34.8)%	3,186	3,939	(19.1)%
Net income	$10,685	$15,496	(31.0)%	$24,016	$37,889	(36.6)%
Diluted Earnings Per Share Data
Operating income	$0.35	$0.50	(30.0)%	$0.82	$1.34	(38.8)%
After-tax net realized investment gains	0.07	0.11	(36.4)%	0.12	0.15	(20.0)%
Net income	$0.42	$0.61	(31.1)%	$0.94	$1.49	(36.9)%
Catastrophe Data
Pre-tax catastrophe losses	$20,603	$14,221	44.9%	$23,878	$18,732	27.5%
Effect on after-tax earnings per share	0.53	0.36	47.2%	0.61	0.48	27.1%
Effect on combined ratio	11.0%	8.3%	32.5%	6.5%	5.6%	16.1%

Favorable reserve development experienced on prior accident years	$11,264	$16,370	(31.2)%	$25,765	$40,471	(36.3)%

Combined ratio	101.7%	99.5%	2.2%	100.7%	95.0%	6.0%
Return on equity				6.0%	10.4%	(42.6)%
Cash dividends declared per share	$0.20	$0.18	11.1%	$0.38	$0.33	15.2%
Diluted weighted average shares outstanding	25,556,627	25,472,302	0.3%	25,591,258	25,414,392	0.7%

Consolidated Income Statement
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2014	2013	2014	2013
Revenues
Net premiums written (1)	$236,050	$214,204	$449,240	$405,437
Net premiums earned	$201,827	$186,367	$395,168	$363,184
Investment income, net of investment expenses	27,603	29,019	54,365	55,483
Net realized investment gains	2,708	4,151	4,902	6,060
Other income	535	182	1,142	297
Total Revenues	$232,673	$219,719	$455,577	$425,024

Benefits, Losses and Expenses
Losses and loss settlement expenses	$142,716	$120,435	$267,953	$217,905
Increase in liability for future policy benefits	8,077	9,869	15,898	18,105
Amortization of deferred policy acquisition costs	40,196	36,708	79,730	74,789
Other underwriting expenses	20,776	23,308	47,204	45,656
Interest on policyholders’ accounts	7,852	9,081	15,839	18,401
Total Benefits, Losses and Expenses	$219,617	$199,401	$426,624	$374,856

Income before income taxes	13,056	20,318	28,953	50,168
Federal income tax expense	2,371	4,822	4,937	12,279
Net income	$10,685	$15,496	$24,016	$37,889
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Consolidated Balance Sheet
	June 30, 2014	December 31, 2013
(In Thousands)
Total invested assets:
Property and casualty segment	$1,519,110	$1,446,287
Life insurance segment	1,625,988	1,603,850
Total cash and investments	3,235,374	3,142,330
Total assets	3,851,910	3,720,672
Future policy benefits and losses, claims and loss settlement expenses	$2,452,574	$2,432,783
Total liabilities	3,025,644	2,937,839
Net unrealized investment gains, after-tax	$147,858	$116,601
Total stockholders’ equity	826,266	782,833

Property and casualty insurance statutory capital and surplus (1) (2)	$670,132	$665,772
Life insurance statutory capital and surplus(2)	163,640	157,974
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Property & Casualty Insurance Financial Results
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Ratios)	2014	2013	2014	2013
Revenues
Net premiums written (1)	$222,061	$198,363	$421,390	$375,482
Net premiums earned	$187,832	$170,527	$367,326	$333,228
Investment income, net of investment expenses	11,838	12,288	23,001	22,773
Net realized investment gains	2,337	3,560	3,704	4,589
Other income	315	72	795	84
Total Revenues	$202,322	$186,447	$394,826	$360,674

Benefits, Losses and Expenses
Losses and loss settlement expenses	$135,493	$115,528	$254,149	$207,621
Amortization of deferred policy acquisition costs	38,502	34,993	76,378	71,349
Other underwriting expenses	17,104	19,220	39,364	37,635
Total Benefits, Losses and Expenses	$191,099	$169,741	$369,891	$316,605

Income before income taxes	$11,223	$16,706	$24,935	$44,069
Federal income tax expense	1,683	3,511	3,584	10,145
Net income	$9,540	$13,195	$21,351	$33,924

GAAP combined ratio:
Net loss ratio - excluding catastrophes	61.1%	59.4%	62.7%	56.7%
Catastrophes - effect on net loss ratio	11.0	8.3	6.5	5.6
Net loss ratio	72.1%	67.7%	69.2%	62.3%
Expense ratio	29.6	31.8	31.5	32.7
Combined ratio	101.7%	99.5%	100.7%	95.0%

Statutory combined ratio:(1)
Net loss ratio - excluding catastrophes	61.9%	59.8%	63.2%	57.0%
Catastrophes - effect on net loss ratio	11.0	8.3	6.5	5.6
Net loss ratio	72.9%	68.1%	69.7%	62.6%
Expense ratio	30.0	28.3	30.9	30.9
Combined ratio	102.9%	96.4%	100.6%	93.5%
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Life Insurance Financial Results
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2014	2013	2014	2013
Revenues
Net premiums written (1)	$13,989	$15,841	$27,850	$29,955
Net premiums earned	$13,995	$15,840	$27,842	$29,956
Investment income, net of investment expenses	15,765	16,731	31,364	32,710
Net realized investment gains	371	591	1,198	1,471
Other income	220	110	347	213
Total Revenues	$30,351	$33,272	$60,751	$64,350

Benefits, Losses and Expenses
Losses and loss settlement expenses	$7,223	$4,907	$13,804	$10,284
Increase in liability for future policy benefits	8,077	9,869	15,898	18,105
Amortization of deferred policy acquisition costs	1,694	1,715	3,352	3,440
Other underwriting expenses	3,672	4,088	7,840	8,021
Interest on policyholders’ accounts	7,852	9,081	15,839	18,401
Total Benefits, Losses and Expenses	$28,518	$29,660	$56,733	$58,251

Income before income taxes	$1,833	$3,612	$4,018	$6,099
Federal income tax expense	688	1,311	1,353	2,134
Net income	$1,145	$2,301	$2,665	$3,965
(1) Net premiums written is a financial measure prepared in accordance with statutory practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Net Premiums Written by Line of Business
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
(In Thousands)
Net Premiums Written
Commercial lines:
Other liability (1)	$68,389	$59,193	$128,264	$111,141
Fire and allied lines (2)	52,128	46,676	100,057	88,160
Automobile	48,244	42,062	89,941	78,254
Workers’ compensation	24,288	21,669	51,144	47,437
Fidelity and surety	6,367	5,570	10,656	9,956
Miscellaneous	770	621	1,543	1,319
Total commercial lines	$200,186	$175,791	$381,605	$336,267

Personal lines:
Fire and allied lines (3)	$11,443	$11,786	$21,288	$20,929
Automobile	5,966	5,815	11,883	11,211
Miscellaneous	269	273	507	495
Total personal lines	$17,678	$17,874	$33,678	$32,635
Reinsurance assumed	4,197	4,698	6,107	6,580
Total	$222,061	$198,363	$421,390	$375,482
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended June 30,	2014			2013
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$55,891	$24,192	43.3%	$49,175	$28,618	58.2%
Fire and allied lines	44,467	42,840	96.3	39,416	26,093	66.2
Automobile	40,391	29,353	72.7	36,025	28,777	79.9
Workers' compensation	20,996	16,129	76.8	20,159	14,477	71.8
Fidelity and surety	4,099	1,308	31.9	4,048	(974)	(24.1)
Miscellaneous	683	(1)	(0.1)	517	45	8.7
Total commercial lines	$166,527	$113,821	68.3%	$149,340	$97,036	65.0%

Personal lines
Fire and allied lines	$11,070	$13,530	122.2%	$10,689	$10,765	100.7%
Automobile	5,791	6,672	115.2	5,515	4,367	79.2
Miscellaneous	247	(17)	(6.9)	235	667	NM
Total personal lines	$17,108	$20,185	118.0%	$16,439	$15,799	96.1%
Reinsurance assumed	$4,197	$1,487	35.4%	$4,748	$2,693	56.7%
Total	$187,832	$135,493	72.1%	$170,527	$115,528	67.7%

NM= Not meaningful

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Six Months Ended June 30,	2014			2013
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$109,044	$54,862	50.3%	$94,504	$49,315	52.2%
Fire and allied lines	87,354	77,498	88.7	80,390	44,694	55.6
Automobile	78,841	51,601	65.4	70,983	54,950	77.4
Workers' compensation	42,026	34,338	81.7	39,267	30,840	78.5
Fidelity and surety	8,559	995	11.6	8,807	(680)	(7.7)
Miscellaneous	1,347	10	0.7	562	659	117.3
Total commercial lines	$327,171	$219,304	67.0%	$294,513	$179,778	61.0%

Personal lines
Fire and allied lines	$22,102	$20,385	92.2%	$21,125	$16,966	80.3%
Automobile	11,472	10,966	95.6	10,861	7,562	69.6
Miscellaneous	491	88	17.9	288	901	NM
Total personal lines	$34,065	$31,439	92.3%	$32,274	$25,429	78.8%
Reinsurance assumed	$6,090	$3,406	55.9%	$6,441	$2,414	37.5%
Total	$367,326	$254,149	69.2%	$333,228	$207,621	62.3%
NM= Not meaningful